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                                                              Exhibit (2)(1)(ii)


                           [SUBJECT TO PARTNER REVIEW]

                            [VENABLE LLP LETTERHEAD]


                                December 19, 2003


Scudder RREEF Real Estate Fund, Inc.
875 North Michigan Avenue
Chicago, Illinois 60611

            Re:   Registration Statement on Form N-2:
                  1933 Act File No.:  333-110101
                  1940 Act File No.:  811-21172

Ladies and Gentlemen:

            We have served as special Maryland counsel to Scudder RREEF Real Estate Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 1,600 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), of the Company classified and designated in the following series: (a) 800 shares of Series A Auction Preferred Stock (the "Series A Preferred Stock") and (b) 800 shares of Series B Auction Preferred Stock (the "Series B Preferred Stock," together with the Series A Preferred Stock, the "Preferred Shares"), covered by the above-referenced Registration Statement, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

            In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

            1. The Registration Statement, and the related form of prospectus included therein, substantially in the form transmitted to the Commission under the 1933 Act and the 1940 Act;

            2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");
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Scudder RREEF Real Estate Fund, Inc.
December 19, 2003
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            3.    The form of Articles Supplementary relating to the Preferred
Shares, substantially in the form to be filed by the Company with the SDAT (the "Articles Supplementary"), certified as of the date hereof by an officer of the Company;

            4. The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

            5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

            6. Resolutions adopted by the Board of Directors of the Company (the "Resolutions") relating to the classification and designation of the Preferred Shares and the authorization of the sale and issuance of the Preferred Shares, certified as of the date hereof by an officer of the Company;

            7. A certificate executed by an officer of the Company, dated as of the date hereof; and

            8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

            In expressing the opinion set forth below, we have assumed the following:

            1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

            2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

            3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

            4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties,
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Scudder RREEF Real Estate Fund, Inc.
December 19, 2003
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statements and information contained in the Documents are true and complete.
There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

            5. Prior to the issuance of any of the Preferred Shares, a pricing committee of the Board of Directors will determine certain terms of issuance of such Preferred Shares, and the Articles Supplementary will be filed with, and accepted for record by, the SDAT (the "Corporate Proceedings").

            Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

            1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

            2. The issuance of the Preferred Shares has been duly authorized and (assuming that, upon any issuance of the Preferred Shares, the total number of each series of Preferred Shares issued and outstanding will not exceed the total number of each series of Preferred Shares that the Company is then authorized to issue under the Charter), when and if delivered against payment therefor in accordance with the Resolutions and the Corporate Proceedings, the Preferred Shares will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act.

            The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

            This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration
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Scudder RREEF Real Estate Fund, Inc.
December 19, 2003
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Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                              Very truly yours,

                                              /s/ Venable LPP

40641/199276